EXHIBIT 10.28

EMPLOYMENT/NON-COMPETITION AGREEMENT

THIS AGREEMENT, is made and entered into this 22nd day of December 2010, by and between A. M. CASTLE & CO., a Maryland corporation, with offices located at 3400 North Wolf Road, Franklin Park, Illinois 60131 (the “Company”) and MICHAEL GOLDBERG (“Executive”).

WHEREAS, the Company desires to employ Executive and Executive desires to be employed by the Company, all upon the terms and conditions set forth herein.

WHEREAS, the Company and Executive previously entered into an Employment/Non-Competition Agreement dated January 26, 2006 (the “Prior Agreement”), which the parties desire to amend and restate in the form set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements herein set forth, the parties agree as follows:

    1. Employment.  The Company currently employs Executive, and Executive hereby desires to continue such employment with the Company, upon all the terms and conditions set forth below.  Executive represents and warrants that he has full power and authority to enter into this Agreement and that he is not restricted in any manner whatsoever from performing his duties hereunder.

    2. Employment Term.  Unless earlier terminated as hereinafter provided, the term of Executive’s employment under this Agreement shall commence on the date it is fully executed by all parties and shall continue from year to year until terminated as hereinafter provided (“Employment Term”).

EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, THE COMPANY AND EXECUTIVE ACKNOWLEDGE THAT EXECUTIVE’S EMPLOYMENT IS AT WILL AND CAN BE TERMINATED BY EITHER PARTY AT ANY TIME WITH OR WITHOUT CAUSE.  If Executive’s employment terminates for any reason, with or without Cause (as defined herein), Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in either this Agreement or, if applicable, the Change in Control Agreement of even date herewith between the Company and Executive (the “Change in Control Agreement”), which amends and restates the Change in Control Agreement dated January 26, 2006 (the “Prior Change in Control Agreement”).

    3. Position, Duties and Location.

a. Chief Executive Officer.  The Company shall employ Executive in the position of and with the titles of President and Chief Executive Officer.  Executive shall have the responsibilities and duties as are commensurate with the position of president and chief executive officer of an entity comparable to the Company including, but not limited to, the powers and duties set forth in the Bylaws of the Company for such office.  Executive shall report solely and directly to (i) the Company’s Board of Directors (the “Board”) or (ii) a director or group of directors designated by the Board.  The Board may assign other duties and rights to Executive from time to time.  The Board shall have the right to modify the responsibilities of Executive from time to time as the Board may deem necessary or appropriate.  Executive shall be provided with an office, secretarial services, and other services commensurate with the status of his position.

b. Manner of Employment.  Executive shall faithfully, diligently and competently perform his responsibilities and duties as President and Chief Executive Officer.  Executive shall devote his exclusive and full efforts and time to the Company.  This Section 3, however, shall not preclude Executive, outside normal business hours, from engaging in appropriate civic or charitable activities, which are not in conflict with the Company’s civic or community activities or adverse to the policies or interests of the Company or, with prior approval from the Board, from serving as a member of the board of directors of another company, as long as such activities do not unduly interfere or conflict with his responsibilities to the Company.

c. Board.  Subject to approval by the shareholders of the Company, the Company agrees to take all corporate actions necessary for the appointment or election of Executive to the Board within a reasonable period of time from the date of the Prior Agreement.  If elected to the Board of the Company, Executive shall have all the duties and responsibilities as are commensurate with the position of director.  However, Executive shall receive no additional compensation for serving as a director of the Company.

d. During the Employment Term, Executive’s principal office and principal place of employment, shall be within the Chicago metropolitan area.

    4. Compensation.

a. Base Compensation.  The Company shall pay Executive, as compensation for his services, base compensation in the amount of Four Hundred Fifty Thousand Dollars ($450,000) per year, subject to annual reviews and increases at the sole discretion of the Board (“Base Compensation”).  Base Compensation shall be paid periodically in accordance with normal Company payroll practices.  After any such increase, the term “Base Salary” as utilized in this Agreement shall thereafter refer to the increased amount.  Base Salary shall not be reduced at any time without the express written consent of Executive unless as part of a Company wide austerity program; provided, however, that in no event shall it be reduced below $450,000.

b. Signing Bonus.  The Company shall pay Executive a signing bonus of Fifteen Thousand Dollars ($15,000) as soon as practicable after his signing of the Prior Agreement and of the Prior Change in Control Agreement.  Such bonus shall be reduced by applicable taxes.

c. Additional Compensation.  Executive shall participate in the management incentive/bonus plan established by the Company for management and executive employees.  Executive’s participation shall provide for a target incentive equal to fifty percent (50%) of his then current Base Compensation with a payout range of Zero percent (0%) to a maximum incentive equal to One Hundred percent (100%) of his Base Compensation, depending on performance to targets established by the Board.

Furthermore, with respect to calendar year 2006, Executive’s incentive compensation/bonus shall be not less than Two Hundred Twenty Five Thousand Dollars ($225,000) and, in determining the Executive’s incentive compensation/bonus, the Executive shall be treated as having performed services for the Company from January 1, 2006 through the date of this Agreement.

Executive shall be paid his management incentive compensation/bonus when other management employees of the Company are paid their management incentive compensation/bonuses, but in no event later than the fifteenth day of the third month after the end of the performance period for which it is attributable.

d. Performance Stock Grant.  Executive shall be granted performance shares in the amount of Forty Five Thousand (45,000) shares for the performance period ending December 31, 2007 under the Company’s 2005 Performance Stock Equity Plan.  All terms and payouts under this subparagraph shall be covered by the provisions of the Company’s 2005 Performance Stock Equity Plan.  The Executive shall be given performance stock grants or other forms of equity based incentive compensation, if any, for performance periods thereafter in an amount to be determined by the Board or its delegate.

    5. Employment Benefits.  In addition, Executive shall be entitled to the following benefits during the Employment Term.

a. No less than four (4) weeks paid vacation per calendar year to be taken at such reasonable times as requested by Executive.

b. Prompt reimbursement for all reasonable out-of-pocket business expenses incurred by Executive during the regular performance of his duties for the Company, provided Executive provides the Company with adequate documentation of such expenses in accordance with the Company’s policies.

c. Participation in any insurance or other employee benefit plans or programs maintained by the Company for its employees on substantially the same terms and conditions as such benefits are provided or made available to management employees of the Company, such as family health care, pension and 401(k) plans, subject to any general eligibility and participation provisions set forth in such plans; provided, however, that this Agreement shall be the sole source of severance benefits paid by the Company with respect to any termination of Executive’s employment covered by this Agreement.

d. Use of a Company owned or leased automobile at a class Five (5) as set forth in the Company’s Automobile Policy.

e. Payment by the Company on behalf of Executive of the initiation fees, dues and assessments of membership at one luncheon club located in the Chicago metropolitan area that shall be agreed upon by the parties acting in good faith.

f. Payment by the Company on behalf of the Executive of two-thirds of the initiation fee, and all of the dues and assessments of membership at one country club in the Chicago metropolitan area that shall be agreed upon by the parties acting in good faith; provided, however, that Company’s contribution towards any equity membership shall be returned to the Company immediately following the Executive’s receipt of the proceeds upon cancellation, sale or other disposition of such membership interest.

g. Relocation expenses in selling Executive’s home and moving from North Oaks, Minnesota to the Chicago metropolitan area in accordance with the Company’s Employee Relocation Policy.  In addition, Executive shall be entitled to (i) rental costs for an appropriate apartment in the Chicago metropolitan area, mutually agreed upon by the parties acting in good faith, through the earlier of the date he moves his primary residence to the Chicago metropolitan area or September 30, 2006, (ii) reasonable costs for temporary living expenses, including meals and lodging, pending the rental of the apartment referenced in clause (i), and (iii) from the effective date of this Agreement through the date referenced in (i) one round trip every week between Minneapolis, Minnesota and Chicago, Illinois for Executive, or, at Executive’s election, Executive’s spouse (including business-class airfare, taxis, meals and lodging).  All taxable payments or reimbursements required pursuant to this Section 5(g) that do not have a corresponding deduction shall include an additional payment equal to 39% of any such taxable payment or reimbursement.  In the event of a subsequent relocation of the Company’s principal offices to a new location, to which he consents, Executive shall be reimbursed for expenses for relocation of his residence on the same basis as provided above in this Section 5(g).

    6. Termination and Severance Benefits.

a. Death.  The death of Executive shall automatically terminate the Company’s obligations hereunder, provided however, the Company shall pay to Executive’s estate or his designated beneficiary (i) Executive’s Base Compensation through the date of termination, (ii) a pro-rata Management Incentive Compensation/Bonus for the year of death, based on the Target Bonus for the year of death, payable promptly following the date of termination but in no event later than the fifteenth day of the third month after the date of termination, (iii) with respect to any granted but not awarded Performance Stock or other long term incentive plan, the amount of shares or dollar amount payable to Executive as of the end of the performance cycle shall be the target amount multiplied by a fraction, the numerator of which is the number of whole completed months of service completed by Executive and the denominator of which is the total number of months in the performance cycle, except that, the number of shares payable under the 2005 Performance Stock Equity Plan shall be 45,000 multiplied by a fraction, the numerator of which shall be the number of months of completed service by the Executive and the denominator of which shall be 24, with the Executive treated as having performed services for the Company from January 1, 2006.  The resulting product shall be paid to Executive’s estate or his designated beneficiary as soon as practicable following Executive’s termination of employment but in no event later than the fifteenth day of the third month after the date of termination, (iv) accrued vacation pay through the date of termination or other amounts earned, accrued or owing to Executive but not yet paid as of such date, and (v) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company other than Company severance plans.

b. Disability.  If Executive is unable to render services of substantially the kind and nature, and to substantially the extent, required to be rendered by Executive hereunder due to illness, injury, physical or mental incapacity or other disability, for sixty (60) consecutive days or shorter periods aggregating at least one hundred eighty (180) days within any twelve (12) month period (“Disability”), Executive’s employment may be terminated by Company and Executive shall be entitled to (i) Base Compensation through the date of termination, (ii) a pro-rata Management Incentive Compensation/Bonus, for the year of termination, based on the Target Bonus for the year of termination, payable promptly following the date of termination but in no event later than the fifteenth day of the third month after the date of termination, (iii) with respect to any granted but not awarded Performance Stock or other long term incentive compensation plan, the amount or shares or dollar amount payable to Executive as of the end of the performance cycle shall be the target amount multiplied by a fraction, the numerator of which is the number of whole completed months of service completed by Executive and the denominator of which is the total number of months in the performance cycle, except that the number of shares payable under the 2005 Performance Stock Equity Plan shall be 45,000 multiplied by a fraction, the numerator of which shall be the number of months of completed service by the Executive and the denominator of which shall be 24, with the Executive treated as having performed services for the Company from January 1, 2006.  The resulting product shall be paid to Executive as soon as practicable following Executive’s termination of employment but in no event later than the fifteenth day of the third month after the date of termination, (iv) accrued vacation pay through the date of termination or other amounts earned, accrued or owing to Executive but not yet paid as of such date, (v) disability benefits in accordance with the long-term disability program then in effect for management employees of the Company, (vi) continued participation for twelve (12) months in all medical, dental, hospitalization and life insurance coverages and all other employee welfare plans and programs in which he and his eligible dependents were participating on the date of termination at the Company’s sole expense, provided, however, that if any of the benefits plans do not permit his continued participation, the Company shall provide him with the economic equivalent on an after-tax basis and provided, further, that Executive’s (and each of his eligible dependent’s) right to continuation coverage, as provided in Code Section 4980B (“COBRA”), under any Company group health plan shall be reduced by the number of months of continued coverage provided pursuant to this paragraph, and (vii) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company other than Company severance plans.

c. Resignation.  If Executive resigns his employment during the Employment Term in a situation to which Section 6(e) below does not apply, the Company shall have no liability under this Agreement to Executive, except that Executive shall be entitled to (i) Base Salary through the date of termination, (ii) accrued vacation pay through the date of termination or other amounts payable to Executive as of the date of termination but not yet paid as of such date and (iii) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company (other than Company severance plans) applicable to employees who voluntarily resign.  A resignation of his employment by Executive shall not be a breach of this Agreement.

d. Termination by Company for Cause.  The Company may terminate Executive’s employment for Cause (as defined herein) upon giving sixty (60) days written notice to Executive.  Any such written notice must specify the reasons for the termination.  If Executive’s employment is terminated for Cause the Company shall have no liability under this Agreement to Executive except that Executive shall be entitled to (i) Base Salary through the date of termination, (ii) accrued vacation pay through the date of termination or other amounts payable to Executive as of the date of termination but not yet paid as of such date, and (iii) other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company other than Company severance plans.

e. Termination by Company Without Cause or Certain Resignations by Executive.  If the Company terminates Executive’s employment effective during the Employment Term without Cause (as defined herein), or if, during the Employment Term Company materially breaches this Agreement, is notified in writing by Executive of such breach within 90 days of its initial occurrence, fails to correct such breach within 30 days of being so notified, and Executive resigns his employment within six months of providing such written notice, or if the Executive resigns on account of any act or set of facts or circumstances that would under Illinois law constitute a constructive termination of Executive, Executive shall be entitled to:
(i) Base Compensation through the date of termination,

(ii) a pro-rata Management Incentive Compensation/Bonus for the year of termination, payable on or before March 15th of the calendar year following the calendar year in which Executive’s termination date occurs, provided, however, that payment of such pro-rata Management Incentive Compensation/Bonus shall be made only if and to the extent the applicable performance measure(s) for the year of termination have actually been met,

(iii) only in the event such termination takes place prior to the payout of the 2005 Performance Stock Equity Plan, Executive shall receive a pro-rata payment of the number of shares granted under the 2005 Performance Stock Equity Plan (45,000 shares) where the number of shares to be awarded shall be 45,000 multiplied by a fraction, the numerator of which is the number of complete months of service performed by Executive and the denominator of which is 24, except that in determining the number of whole months of completed service Executive shall be treated as having performed services for the company from January 1, 2006.  The resulting number of shares shall be paid to Executive as soon as practicable after termination of employment but in no event later than the fifteenth day of the third month after the date of termination,

(iv) a lump sum payment equal to one (1) times Executive’s Base Salary, at the annualized rate in effect on the date of termination, payable within thirty (30) days following the date of termination,

(v) a lump sum payment equal to one (1) times Executive’s Management Incentive Compensation/Bonus, based on the target bonus for the year of termination, payable within thirty (30) days following the date of termination,

(vi) with respect to each outstanding and nonvested long-term performance award (including an equity-based or a non-equity-based long-term performance award) granted to the Executive by the Company for which the date of termination precedes the end of the performance period by less than one (1) year, a payment equal to the amount the Executive would have received under each such award had he continued in the employ of the Company through the last day of the applicable performance period, pro-rated for the number of days during such performance period that the Executive was employed prior to the date of termination; provided, however, that such payment shall be made only if and to the extent the applicable performance measure(s) for such performance period have actually been met. The resulting number of shares shall be paid to Executive no later than the later of (i) the date that is 2-½ months from the end of the Executive’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (ii) the date that is 2-½ months from the end of the Company’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture,

(vii) with respect to each then-outstanding and vested stock option granted to the Executive by the Company, exercise such option at any time during the period beginning on the date of termination and ending on the earlier of the original expiration date of each such option (without regard to any accelerated expiration date otherwise resulting from the Executive’s termination of employment) or the expiration of the three-month period following the date of termination,

(viii) accrued vacation pay through the date of termination or other amounts earned, accrued or owing to Executive but not yet paid as of such date,

(ix) continued participation for twenty-four (24) months in all medical, dental, hospitalization and life insurance coverages and in all other employee welfare plans and programs in which he and his eligible dependents were participating on the date of termination at the Company’s sole expense until the earlier of the end of the 24-month period following Executive’s termination date (or, in the case of medical, dental, and hospitalization coverages provided under a Company group health plan, the end of the 18-month period following Executive’s termination date) or the date or dates that he receives like coverages and benefits under the plans and programs of a subsequent employer (determined on a benefit-by-benefit basis); provided, however, that if any of the benefit plans do not permit his continued participation, the Company shall provide him with the economic equivalent on an after-tax basis, and provided, further, that Executive’s (and each of his eligible dependent’s) right to COBRA continuation coverage under any Company group health plan shall be reduced by the number of months of continued coverage provided pursuant to this paragraph.

(x) A monthly cash payment equal to the applicable COBRA costs for each month, if any, after the 18-month period following Executive’s termination date during which Executive and his eligible dependents continue participation in the medical, dental, and hospitalization coverages provided under a Company group health plan in accordance with subparagraph (ix) above, with each such payment being paid to Executive in the month to which the COBRA costs relate, but in no event later than the last day of Executive’s second taxable year following the taxable year in which his termination date occurs,

(xi) For the period beginning on the Exectuive’s termination date and ending on the earlier of (i) the first anniversary of his termination date and (ii) the date on which the Executive commences employment with another employer, the Executive shall be permitted the use of a Company-owned or leased automobile on the terms and conditions set forth in the Company’s Automobile Policy; and

(xii) Other benefits, if any, in accordance with applicable plans, programs and arrangements of the Company other than Company severance plans.

f. No Mitigation/Offset.  In the event of any termination of Executive’s employment hereunder, Executive shall be under no obligation to seek other employment or otherwise mitigate the obligations of the Company under this Agreement, and there shall be no offset against amounts due to Executive under this Agreement for amounts earned by Executive from a third party; provided, however, that Executive may offset under this Agreement any amounts owed by Executive to the Company at the time payment would otherwise be required under this Agreement.

g. Notice of Termination.  Any purported termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be effectively communicated to the other party by written notice identifying the effective date of termination and the reason or cause for termination.

h. Definition of Cause.  The following acts by Executive shall constitute “Cause” for termination:

          (1) Conviction of, or entry of a plea of guilty or “nolo contendere” to, a felony (as defined by the laws of the United States of America or by the laws of the State or other jurisdiction in which the Executive was so convicted or entered such plea) by the Executive;

          (2) Engagement by the Executive in egregious misconduct involving moral turpitude to the extent that, in the reasonable judgment of the Company, the Executive’s credibility and reputation no longer conform to the standard of the Company’s executives;

          (3) Willful misconduct by the Executive that in the reasonable judgment of the Company, results in a demonstrateable and material injury to the Company or its affiliates, monetarily or otherwise;

          (4) Willful and continued failure (other than any such failure resulting from the Executive’s incapacity due to mental or physical illness) by the Executive to perform his assigned duties, provided that such assigned duties are consistent with the job duties of the Executive and that the Executive does not cure such failure within 30 days after notice of such failure from the Company; or

          (5) Material breach of this Agreement by the Executive, provided that the Executive does not cure such breach within thirty days after notice of such breach from the Company.

For purposes of determining whether “Cause” exists, no act, or failure to act, on the Executive’s part will be deemed “willful” unless done, or omitted to be done, in the reasonable judgment of the Company, by the Executive not in good faith and without reasonable belief that the Executive’s act, or failure to act, was in the best interest of the Company or its affiliates.

i. Code Section 409A Compliance.  Notwithstanding any provision of this Agreement to the contrary:

             (1) If and to the extent any payment or benefits under this Agreement are otherwise subject to the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, including any regulations and other applicable authorities promulgated thereunder (the “Code”), the intent of the parties is that such payment and benefits shall comply with Code Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted, and such payment and benefits shall be paid or provided under such other conditions determined by the Company that cause such payment and benefits, to be in compliance therewith.  To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the parties hereto of the applicable provision without violating the provisions of Code Section 409A.  The Company makes no representation that any or all of the payments or benefits provided under this Agreement will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to any such payments or benefits.  In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on Executive by Code Section 409A or damages for failing to comply with Code Section 409A.

             (2) A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following Executive’s termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.”

             (3) Each payment payable to Executive under this Section 6 on or after his date of termination shall be treated as a separate and distinct “payment” for purposes of Code Section 409A and, further is intended to be exempt from Code Section 409A, including but not limited to the short-term deferral and involuntary separation pay plan exemptions thereunder. If and to the extent any such payment is determined to be subject to Code Section 409A and is otherwise payable upon Executive’s termination of employment, in the event Executive is a “specified employee” (as defined in Code Section 409A), any such payment that would otherwise have been payable in the first six (6) months following Executive’s termination of employment will not be paid to Executive until the date that is six (6) months and one (1) day following the date of Executive’s termination of employment (or, if earlier, Executive’s date of death).  Any such deferred payments will be paid in a lump sum; provided that no such actions shall reduce the amount of any payments otherwise payable to Executive under this Agreement.  Thereafter, the remainder of any such payments shall be payable in accordance with this Section 6.

             (4) With respect to any right to reimbursement of expenses or in-kind benefits under this Agreement, (i) all reimbursement of expenses to Executive shall be made on or prior to the last day of Executive’s taxable year following the taxable year in which such expenses were incurred by Executive, except that if any such reimbursements constitute taxable income to Executive, such reimbursements shall be paid no later than March 15th of calendar year following the calendar year in which the expenses to be reimbursed were incurred, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year shall not in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, and (iii) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

             (5) Whenever a payment under this Agreement specifies a period within which such payment may be made, the actual date of payment within the specified period shall be within the sole discretion of the Company.

             (6) In no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Code Section 409A be offset by any other payment pursuant to this Agreement or otherwise.

             (7) To the extent required under Code Section 409A, (i) any reference herein to the term “Agreement” shall mean this Agreement and any other plan, agreement, method, program, or other arrangement, with which this Agreement is required to be aggregated under Code Section 409A, and (ii) any reference herein to the term “Company” shall mean the Company and all persons with whom the Company would be considered a single employer under Code Section 414(b) or 414(c).

    7. Confidential and Proprietary Information.

a. Executive covenants that after the date of this Agreement, he will not use or disclose to any person, entity, association, firm or corporation, without the written authorization of the Board, any of the Company’s Confidential Information.  The term “Confidential Information” means information and data not generally known outside the Company or the relevant trade or industry (unless a result of a breach of any of the obligations imposed by this Agreement or the wrongful conduct of any third party) concerning the Company’s business and technical information, and includes, without limitation, information relating to: (i) the identities of its customers and their purchasing habits, needs, credit histories, contact personnel and other information; (ii) suppliers’ and vendors’ costs, products, discounts, margins, contact personnel and other information; and (iii) the Company’s trade secrets, price lists, margins, discounts, financial and marketing information, personnel and compensation information, business plans and operating procedures and techniques.  Anything herein to the contrary notwithstanding, the provisions of this Section 7(a) shall not apply (i) when disclosure is required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with apparent jurisdiction to order Executive to disclose or make accessible any information, provided that Executive gives the Company seventy two (72) hours prior written notice of such disclosure, along with copies of all such requests for disclosure before making any such disclosure or (ii) with respect to any other litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement.

Executive understands that this Section 7 applies to computerized as well as written information and to other information, whether or not in written form.  It is expressly understood, however, that the obligations of this Section 7 shall only apply for as long as and to the extent that the Confidential Information has not become generally known to or available for use by the public other than by Executive’s wrongful act or omission or the wrongful act of any third party.

b. Executive covenants that at the end of his employment with the Company he will not take with him any Confidential Information that is written, computerized, machine readable, model, sample or other form capable of physical delivery, without the prior written consent of the Company.  Executive also agrees that at the end for any reason of his employment with the Company or at any other time that the Company may request, he will deliver promptly and return to the Company all such documents and materials in his possession or control, along with all other property of the Company and property relating to the Company’s suppliers, customers and business.

c. Executive agrees that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information which relates to the Company or any of its Subsidiaries’ actual or anticipated business, research and development of existing or future products or services (including new contributions, improvements, ideas and discoveries, whether patentable or not) and which are conceived, developed or made by Executive while employed by the Company (“Work Product”) belong to the Company or such Subsidiary.  Executive will promptly disclose such Work Product to the Board and perform all actions reasonably requested by the Board to establish and confirm such ownership.  All work shall be deemed work made for hire.  For purposes of this Agreement, the term “Subsidiary” means any corporation or other entity of which the securities having a majority of the voting power in electing directors or similar persons are, at the time of determination, owned by the Company, directly or through one or more subsidiaries.  Notwithstanding the foregoing, this Section 7(c) shall not apply to an invention that Executive developed entirely on his own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or (ii) result from any work performed by Executive for the Company.

    8. Non-Compete.  Executive and the Company agree that the Company’s business will be national in scope and depends, to a considerable extent, upon the individual efforts of Executive in sales, marketing and management.  Further, the Company and Executive recognize that in the course of Executive’s employment with the Company, Executive will have access to a substantial amount of confidential and proprietary information and trade secrets relating to the business of the Company, and that it would be detrimental to the business of the Company, and have a substantial detrimental effect on the value of the Company and Executive’s employment if Executive were to compete with the Company upon termination of his employment.  Executive therefore agrees, in consideration of the Company entering this Agreement, establishing the base annual compensation and other compensation benefits at the level herein provided for, that during the period of the term of his employment with the Company, whether pursuant to this Agreement or otherwise, and continuing for the lesser of (i) a period of one (1) year thereafter in the case of paragraphs “a”, “b”, “c” and “d” below and a period of two (2) years thereafter in the case of paragraph “e” below; or (ii) the longest period permitted by applicable law (such period referred to herein as the “Restricted Period”), he shall not, without the prior written consent of the Company, directly or indirectly, either for himself or for any other person or entity:

a. Anywhere in the continental United States of America in which the Company has been conducting, or intends to conduct business, engage or participate in, or assist, advise or be connected with (including as an owner, partner, shareholder, advisor, consultant, agent or otherwise) (without limitation by the specific enumeration of the foregoing), or permit his name to be used by or render services for, any person or entity engaged in, or making plans to engage in, a business which is competitive with, or substantially similar to, the Company’s business (a “Competing Business”); provided, however, that nothing in this Agreement shall prevent Executive from acquiring or owning, as a passive investment, up to two percent (2%) of the outstanding voting securities of an entity, in the aggregate, engaged in a Competing Business which are publicly traded in any recognized national securities market, or (ii) performing service for any division, subsidiary or affiliate of a Competing Business if Executive does not perform services for the entity (ies) (or portion thereof) that constitutes the Competing Business;

b. Take any action which might divert from the Company any opportunity (each, an “Opportunity”) which would be within the scope of the Company’s business, and shall offer each Opportunity to the Company which the Company may, in its sole discretion, decide to pursue or not;

c. Solicit, attempt to solicit, aid in the solicitation of, or accept any orders from any person or entity who is or has been a customer of the Company at any time during the period beginning one (1) year prior to the date hereof through the Restrictive Period, to purchase products or services from any person or entity which products or services were previously supplied or performed, as the case may be, by the Company;

d. Solicit, attempt to solicit or aid in the solicitation of, any person or entity who is or was a customer, supplier, licensor, licensee or person or entity having any other business relationship with the Company, at any time during the period beginning one (1) year prior to the date hereof through the Restrictive Period, to cease doing business with or alter its business relationship with the Company; or

e. Solicit or hire any person or entity who is (i) an officer or employee of the Company; or (ii) a director, officer or employee of the Company to perform services for any entity other than the Company or to terminate his or her employment with any of the foregoing entities, provided that nothing in this Section 8(e) shall prohibit Executive from providing employment or personal references for any such director, officer or employee.

f. The parties believe, in light of the facts known as of the date hereof, and after considering the nature and extent of the Company’s business, the amount of compensation and other benefits provided herein, and the damage that could be done to the Company’s business by Executive’s competing with the Company, that the foregoing covenant not to compete is reasonable in time, scope and geographical limitation.  However, if any court should construe the time, scope or geographical limitation of the covenant not to compete to be too broad or extensive, it is the intention of the parties that the contract be automatically reformed, and as so reformed, enforced, to the maximum limits which may be found to be reasonable by such court.

    9. Binding Effect.  This Agreement shall inure to the benefit of and be binding upon the parties and their respective heirs, successors, legal representatives and assigns.

    10. Notices.  Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class, certified or registered mail, postage prepaid, if to the Company at the Company’s principal place of business, and if to Executive, at his home address most recently filed with the Company, or to such other address as either party shall have designated in writing to the other party.

    11. Law Governing.  This Agreement shall be governed by and construed in accordance with applicable federal laws and, to the extent not pre-empted thereby or inconsistent therewith, the laws of the State of Illinois without regard to any jurisdiction’s conflict of law principles.

    12. Severability and Construction.  If any provisions of this Agreement is declared void or unenforceable or against public policy, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect.  If a court of competent jurisdiction or arbitrator determines that any restriction in this Agreement is overbroad or unreasonable under the circumstances, such restriction shall be modified or revised by such court or arbitrator to include the maximum reasonable restriction allowed by law.

    13. Remedies.  Executive and Company acknowledge and agree that damages would not adequately compensate Company if Executive were to breach any of his covenants contained in this Agreement.  Consequently, Executive agrees that in the event of any such breach, which continues beyond any applicable notice and cure period provided in this Agreement, Company shall be entitled to enforce this Agreement by means of an injunction or other equitable relief, in addition to any other remedies available including, without limitation, termination of Executive’s employment for Cause.

    14. Waiver.  Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition.

    15. Entire Agreement Modifications.  This Agreement (including all exhibits hereto) and the Change in Control Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof.  In the event of any inconsistency between any provision of this Agreement and any provision of any plan, employee handbook, personnel manual, program, policy, arrangement or agreement of the Company or any of its affiliates, the provisions of this Agreement shall control.  If Executive is entitled to severance pay or other benefits pursuant to the terms of this Agreement, Executive shall not be eligible to receive any severance pay or other benefits pursuant to the terms of any other severance agreement or arrangement of the Company (or any affiliate of the Company), including the Change in Control Agreement.  Conversely, if Executive is entitled to severance pay or other benefits pursuant to the terms of the Change in Control Agreement, Executive shall not be eligible to receive any severance pay or other benefits pursuant to the terms of any other severance agreement or arrangement of the Company (or an affiliate of the Company), including this Agreement.  This Agreement may be modified or amended only by an instrument in writing signed by both parties.

    16. Employment and Income Taxes.  All payments made to Executive pursuant to this Agreement will be subject to withholding of employment taxes and other lawful deductions, as applicable.

    17. Waiver and Release.  Payment by the Company to the Executive of severance benefits under Section 6 of this Agreement shall be in lieu of any and all other severance benefits or rights in the case of termination of employment to which Executive might otherwise be entitled under policies or practices of the Company or otherwise.  In consideration of this Agreement, Executive, on behalf of himself and his heirs, successors and assigns, forever releases and discharges the Company, its officers, directors, employees, agents, affiliates and insurers from any and all known or unknown claims, obligations or liabilities, whether in contract or tort or based on or through any federal, state or local statute, including but not limited to the Age Discrimination in Employment Act, relating to or arising out of Executive’s employment with the Company or the termination of that employment.  The foregoing waiver does not apply to any rights or actions under this Agreement.

    18. Survivorship.  Except as otherwise set forth in this Agreement, to the extent necessary to carry out the intentions of the parties hereunder the respective rights and obligations of the parties hereunder shall survive any termination of Executive’s employment.

    19. Voluntary Execution of Agreement.  Executive represents and agrees that he has carefully read and fully understands all of the provisions of this Agreement and that he is voluntarily entering into this Agreement.  Executive further affirms that, prior to the execution of this Agreement, he has been advised to and has had an opportunity to consult independent counsel concerning the terms and conditions hereof.

    20. Indemnification.  The Company agrees to indemnify Executive to the fullest extent permitted under applicable law as provided in the Company’s Bylaws for officers generally.  During the Employment Term and for a period of at least six (6) years thereafter the termination of Executive’s employment with the Company, a directors’ and officers’ liability insurance policy (or policies) shall be kept in place providing coverage to Executive that is no less favorable to him in any respect (including, without limitation, with respect to scope, exclusion, amounts and deductibles) than the coverage then being provided to any other present or former senior executive or director of the Company.

    21. Successors and Assigns.  This Agreement shall bind and shall inure to the benefit of the Company and any and all of its successors and assigns.  This Agreement is personal to Executive and shall not be assignable by Executive.  The Company may assign this Agreement to any entity which (i) purchases all or substantially all of the assets of the Company or (ii) is a direct or indirect successor (whether by merger, sale of stock or transfer of assets) of the Company.  Any such assignment shall be valid so long as the entity which succeeds to the Company expressly assumes the Company’s obligations hereunder and complies with its terms.

    22. Arbitration.  Any dispute, controversy or claim between the Company and Executive arising out of or relating to this Agreement or the breach, termination, or invalidity hereof, shall promptly and expeditiously be submitted to binding arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of such arbitration proceeding utilizing a single arbitrator.  The arbitration shall apply the substantive laws of Illinois and be held in the city in which the Company’s principal offices are then located.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  Each party shall be responsible for its own costs and expenses, including, without limitation, attorneys’ fees.  Pending the resolution of any such dispute, controversy or claim, Executive (and his beneficiaries) shall, except to the extent that the arbitrator otherwise expressly provides, continue to receive all payments and benefits due under this Agreement or otherwise.

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    IN WITNESS WHEREOF, the Company and Executive have duly executed and delivered this Agreement as of the day and year first above written.

MICHAEL GOLDBERG

Executive

A. M. CASTLE & CO.

By:
Its: